PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for Third Quarter

Dunkirk, NY – October 30, 2008 –

Overview

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported a 60.0% increase in net income for the quarter ended September 30, 2008 of $867,000, or $0.14 per diluted share, compared to net income of $542,000, or $0.09 per diluted share, for the quarter ended September 30, 2007.

“The net income during the third quarter was a direct result of our efforts to increase loan originations in 2008 and reduce interest expense on deposits,” stated David C. Mancuso, President and CEO. “Despite the current economic environment, we continue to offer loans and competitive interest rates on deposits to our customers and our capital position remains strong.”

Third Quarter Results Compared to Same Period of 2007

Net interest income increased $388,000, or 15.6%, to $2.9 million for the quarter ended September 30, 2008 from $2.5 million for the same period last year. Net interest spread and net interest margin were 2.77% and 3.19%, respectively, for the quarter ended September 30, 2008 compared to 2.53% and 3.05% for the quarter ended September 30, 2007. Loan interest income increased $97,000 to $3.6 million for the quarter ended September 30, 2008 from $3.5 million for the quarter ended September 30, 2007. Loan interest income was positively impacted by a $19.1 million, or 9.0%, increase in the average balance of loans receivable, net from $212.4 million as of September 30, 2007 to $231.5 million as of September 30, 2008. Interest expense on deposits decreased by $158,000, or 9.0%, for the quarter ended September 30, 2008 compared to the quarter ended September 30, 2007, despite a 10.5% increase in deposit balances since September 30, 2007, due to lower interest rates being offered on deposit products.

Provision for loan losses increased by $150,000 for the quarter ended September 30, 2008 compared to the quarter ended September 30, 2007. Management deemed the increase was necessary due to a $5.9 million increase in residential loans since June 30, 2008 and due to a change in classification for a commercial loan.

Non-interest income increased by $155,000, or 29.3%, for the quarter ended September 30, 2008 compared to the quarter ended September 30, 2007. This increase was mainly due to the implementation of a new fee based service in February 2008.

Non-interest expense increased $101,000, or 4.4%, to $2.4 million for the quarter ended September 30, 2008 from $2.3 million for the quarter ended September 30, 2007. The increase was partly attributable to an increase in occupancy and equipment expenses of $27,000, due to maintenance and repairs on existing buildings. Advertising expense increased $23,000 in the third quarter of 2008 in comparison to the same period last year primarily due to increased print advertising. Expenses related to collections, including maintenance, legal and realtor expenses for foreclosed properties, increased by $21,000 in the third quarter of 2008 in comparison to the same period last year. This increase was primarily due to the receipt of $14,000 in insurance funds on foreclosed properties in the third quarter of 2007, which decreased the overall expense during that period. Lastly, non-interest expense was impacted by a $12,000 expense recorded in the third quarter of 2008 due to the retirement of an outdated ATM unit that was not fully depreciated.

Year to Date Results Compared to Same Period of 2007

The Company had net income of $599,000 for the nine month period ended September 30, 2008 compared to net income of $1.1 million for the nine month period ended September 30, 2007. The decrease in net income was attributable to a non-cash, pre-tax, impairment charge of $1.7 million ($1.3 million net of tax), related to write-downs of the Company’s investments in four non-agency asset-backed securities during the second quarter of 2008. Excluding the $1.7 million impairment charge, the Company would have recorded net income for the nine month period ended September 30, 2008 of $1.8 million, which would have been an increase of $700,000, or 63.4%, over the nine month period ended September 30, 2007. When excluding the impairment charge, earnings per diluted share would have been $0.29 for the nine month period ending September 30, 2008 compared to earnings per diluted share of $0.19 for the nine month period ended September 30, 2007.

Net interest income increased by $1.1 million, or 15.9%, to $8.0 million for the nine months ended September 30, 2008 from $6.9 million for the same period last year. Net interest spread and net interest margin were 2.62% and 3.08%, respectively, for the nine months ended September 30, 2008 compared to 2.36% and 2.86%, respectively, for the nine months ended September 30, 2007. Loan interest income grew by $733,000, or 7.4%, for the nine months ended September 30, 2008 compared to the same period in 2007. During the nine month period ended September 30, 2008, the fair market value of our interest rate floor product increased by $166,000 compared to an increase of $75,000 during the nine month period ended September 30, 2007. The increase in fair value was recorded in loan interest income.

Provision for loan losses increased $255,000 for the nine month period ended September 30, 2008 compared to the nine month period ended September 30, 2007. Management deemed the increase was necessary due to a $14.3 million increase in residential loans since December 31, 2007 and due to a change in classification for a commercial loan.

Non-interest income decreased by $1.3 million to $190,000 for the nine month period ended September 30, 2008 from $1.5 million for the nine month period ended September 30, 2007. The decrease was mainly due to the pre-tax $1.7 million other-than-temporary impairment charge recorded in 2008 on certain non-agency asset-backed securities. Excluding the $1.7 million impairment charge, the Company would have recorded non-interest income for the nine month period ended September 30, 2008 of $1.9 million, an increase of $431,000 or 28.9%, over the nine month period ended September 30, 2007. This increase was mainly due to a $409,000 increase in service fees as a result of a new fee based service offered in February 2008.

Non-interest expense was $7.2 million for the nine months ended September 30, 2008 compared to $6.9 million for the same period in 2007, an increase of $285,000, or 4.1%. Salary and personnel expense increased by $34,000, or 0.9%, due to annual salary increases and the addition of two lending officers’, offset by decreases in benefit costs due to employee and director retirements. Advertising expense increased by $100,000 for the nine months ended September 30, 2008 compared with the nine months ended September 30, 2007 primarily due to costs incurred in 2008 for television, print and sponsorship advertising in our Erie County market area. Data processing expenses increased by $46,000 due to increased transactions and expense for ATM and debit card transactions. Occupancy expense increased by $55,000 due to increased costs for property taxes, utilities, equipment maintenance contracts and property maintenance. Expenses related to collections, including maintenance, legal and realtor expenses for foreclosed properties, increased by $35,000 in comparison to the same period last year. This was partly attributable to receipt of $20,000 in insurance funds on foreclosed properties in 2007, which decreased the overall expense during that period.

Total assets increased by $30.5 million, or 8.5%, to $388.3 million at September 30, 2008 compared to $357.8 million at December 31, 2007. The increase in total assets was primarily due to a $14.6 million increase in cash and cash equivalents and a $14.9 million increase in loans, net. Asset growth was funded by a $34.4 million increase in deposits.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(Dollars In Thousands)

Total assets	$388,343	$357,801
Cash and cash equivalents	24,657	10,091
Securities available for sale	104,702	105,922
Loans receivable, net	233,642	218,711
Deposits	275,239	240,828
Short-term borrowings	2,650	18,505
Long-term debt	51,080	37,940
Equity	52,121	53,465

STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)

Total Interest Income	$5,030	$4,777	14,677	$13,700
Total Interest Expense	2,161	2,296	6,641	6,765

Net Interest Income	2,869	2,481	8,036	6,935

Provision for Loan Losses	150	—	300	45

Net interest income after provision for loan losses	2,719	2,481	7,736	6,890
Noninterest income	685	530	190	1,491
Noninterest expense	2,388	2,287	7,208	6,923

Income before income taxes	1,016	724	718	1,458
Income tax	149	182	119	315

Net income	$867	$542	599	$1,143
Basic earnings per common share	$0.14	$0.09	$0.10	$0.19
Diluted earnings per common share	$0.14	$0.09	$0.10	$0.19
Dividends declared per share	$0.05	$0.03	$0.14	$0.09

SELECTED FINANCIAL RATIOS:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Return on average assets	0.90%	0.62%	0.21%	0.44%
Return on average equity	6.57%	4.12%	1.49%	2.85%
Average interest-earning assets to average interest-bearing liabilities	117.42%	118.61%	117.83%	117.89%
Interest rate spread	2.77%	2.53%	2.62%	2.36%
Net interest margin	3.19%	3.05%	3.08%	2.86%

ASSET QUALITY RATIOS:

	Nine Months Ended
	September 30,
	2008	2007

Non-performing loans as a percent of total net loans	0.68%	0.71%
Non-performing assets as a percent of total assets	0.42%	0.44%
Allowance for loan losses as a percent of total net loans	0.60%	0.59%
Allowance for loan losses as a percent of non-performing loans	88.81%	83.33%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070